Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

May 1, 2024

Velocity Financial, Inc.

30699 Russell Ranch Road, Suite 295

Westlake Village, California 91362

Ladies and Gentlemen:

We have acted as counsel to Velocity Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by one or more selling stockholders of up to an aggregate of 26,249,695 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) consisting of (1) up to an aggregate of 23,236,571 shares of Common Stock that are issued and outstanding (the “Shares”) and (2) up to an aggregate of 3,013,124 shares (as may be adjusted pursuant to the antidilution provisions of the Warrants (as defined below)) of Common Stock (the “Warrant Shares”) issuable upon the exercise of the Warrants to Purchase Common Stock, each dated April 7, 2020, described in the Registration Statement (collectively, the “Warrants”).

BEIJING	BRUSSELS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	TOKYO	WASHINGTON, D. C.

Velocity Financial, Inc.	2	May 1, 2024

We have examined the Registration Statement, the Restated Certificate of Incorporation of the Company, incorporated by reference as Exhibit 4.2 of the Registration Statement, and the Warrants, a form of which is incorporated by reference as Exhibit 4.5 of the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, at the time of issuance and delivery of any of the Warrant Shares, the applicable Warrant will be the valid and legally binding obligation of each party thereto other than the Company. We have also assumed that, with respect to the issuance of any Warrant Shares, the amount of valid consideration paid in respect of such Warrant Shares will equal or exceed the par value of such Shares.

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Warrant Shares pursuant to the applicable Warrants will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the Delaware General Corporation Law, assuming there shall not have been any change in such law affecting the validity of such Warrant Shares) and (3) the issuance and delivery by the

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Company of such Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements. In addition, with respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Shares have been validly issued and are fully paid and nonassessable.

2. With respect to the Warrant Shares, assuming the due issuance and delivery of the Warrant Shares upon payment therefor in accordance with the applicable Warrants and otherwise in accordance with the provisions of such Warrants, the Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Warrant Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP